Yongye International, Inc. Announces Receipt of Amended “Going Private” Proposal at $7.00 Per Share

BEIJING, March 27, 2014 -- Yongye International, Inc. (NASDAQ: YONG) (“Yongye” or the “Company”), a leading developer, manufacturer and distributor of crop nutrient products in China, today announced that the special committee of its board of directors (the “Special Committee”) has received a revised proposal (the “Revised Proposal”) dated March 26, 2014 from (i) Mr. Zishen Wu (“Mr. Wu”), the Company’s Chairman and Chief Executive Officer, (ii) MSPEA Agriculture Holding Limited (“MSPEA”), (iii) Lead Rich International Limited (“Lead Rich”) and (iv) Full Alliance International Limited (“Full Alliance”, together with Mr. Wu, MSPEA and Lead Rich, the “Buyer Consortium”), in connection with the proposed merger under the agreement and plan of merger (the “Merger Agreement”) dated as of September 23, 2013, among the Company, Full Alliance International Limited, Yongye International Limited (“Holdco”) and Yongye International Merger Sub Limited (“Merger Sub”).

In the Revised Proposal, the Buyer Consortium proposed to increase the merger consideration payable to holders of shares of common stock, par value $0.001 per share, of the Company (the “Shares”) under the Merger Agreement, from $6.69 per Share to $7.00 per Share. As a condition to such increase of the merger consideration, the Buyer Consortium proposed that the requirement that the Merger Agreement be subject to the approval by the affirmative vote of the holders of at least a majority of the issued and outstanding Shares (other than (i) Shares owned by Full Alliance, Parent and Merger Sub, including Shares to be contributed to Parent by Holdco, Mr. Wu, Prosper Sino Development Limited and MSPEA and (ii) Shares held by the Company or any subsidiary of the Company ((i) and (ii) collectively, the “Excluded Shares”)) be modified such that the Merger Agreement be subject to the approval by the affirmative vote of the holders of at least a majority of the issued and outstanding Shares (other than the Excluded Shares) that are present in person or by proxy and voting for or against approval of the Merger Agreement at the stockholders’ meeting.

The Special Committee is considering the Revised Proposal with its legal and financial advisors. As a reminder, no decisions have been made by the Special Committee with respect to the Company's response to the Revised Proposal. There can be no assurance that the Revised Proposal will be accepted, any amendments to the Merger Agreement will be made, the Merger Agreement will not be terminated or the transactions contemplated by the Merger Agreement will be approved or consummated.

This announcement is neither a solicitation of proxy, an offer to purchase nor a solicitation of an offer to sell any securities and it is not a substitute for any proxy statement or other filings that have been or will be made with the Securities and Exchange Commission (the “SEC”).

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About Yongye International, Inc.

Yongye International, Inc. is a leading crop nutrient company headquartered in Beijing, with its production facilities located in Hohhot, Inner Mongolia, China. Yongye's principal product is a liquid crop nutrient, from which the Company derived substantially all of the sales in 2012. The Company also produces powder animal nutrient product which is mainly used for dairy cows. Both products are sold under the trade name "Shengmingsu," which means "life essential" in Chinese. The Company's patented formula utilizes fulvic acid as the primary compound base and is combined with various micro and macro nutrients that are essential for the health of the crops. The Company sells its products primarily to provincial level distributors, who sell to the end-users either directly or indirectly through county-level and village-level distributors. For more information, please visit the Company's website at www.yongyeintl.com.

Safe Harbor Statement

This press release contains certain statements that may include "forward-looking statements." All statements other than statements of historical fact included herein are "forward-looking statements." These forward-looking statements are often identified by the use of forward-looking terminology such as "believes," "expects" or similar expressions, involving known and unknown risks and uncertainties. Although the Company believes that the expectations reflected in these forward-looking statements are reasonable, they do involve assumptions, risks and uncertainties, and these expectations may prove to be incorrect. You should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release. The Company's actual results could differ materially from those anticipated in these forward-looking statements as a result of a variety of factors, including the risk factors discussed in the Company's periodic reports that are filed with the Securities and Exchange Commission and available on the SEC's website (http://www.sec.gov). All forward-looking statements attributable to the Company or persons acting on its behalf are expressly qualified in their entirety by these risk factors. Other than as required under the securities laws, the Company does not assume a duty to update these forward-looking statements.

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